ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this “Agreement”) is made as of October 17, 2012, by and between Raptify Marketing Systems Ltd., an Alberta corporation (“Seller”) with offices at 735 - 525 Seymour Street, Vancouver, BC, Canada, V6B 3H7 and Level20 Inc., a Nevada corporation, with offices at 228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301, or its assigns (“Buyer”). In this Agreement, (i) the Buyer and the Seller are sometimes called the “Parties,” and (ii) the Buyer's acquisition of the Assets is sometimes called the “Transaction.”  Capitalized terms that are not defined elsewhere in this Agreement are defined in Section 12.

        The Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, for the consideration and on the terms set forth in this Agreement. In consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.     SALE AND TRANSFER OF ASSETS; CLOSING

        1.1     ASSETS AND ASSUMED LIABILITIES

                  (a)   Subject to the terms and conditions of this Agreement, at the Closing the Seller will sell, transfer, and convey to Buyer, free and clear of any Encumbrances, and Buyer will purchase from the Seller, all right, title and interest of Seller in those assets of Seller as follows:

                         (i) all items described in Schedule 1.1(a);

                         (ii) INTENTIONALLY OMITTED;

                         (iii) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

                         (iv) all data and Records related to the Assets of Seller, including client and customer lists and Records, referral sources, research and development reports  and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records;

                         (v) all of the intangible rights and property of Seller relating to the Assets, including Intellectual Property Rights listed in Schedule 2.6(a), and the Software and Patent as listed in Schedule 2.6(c);

                         (vi) all insurance benefits, including rights and proceeds, arising from or relating to the Assets; and

                         (vii) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.4;

        All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets.".

                  (b)   Subject to the terms and conditions of this Agreement, at the Closing the Buyer will not assume any of the Seller’s liabilities and obligations, except to the extent such liabilities and obligations are specifically set forth in Schedule 1.1(b) hereto (collectively, the “Assumed Obligations”). Notwithstanding anything to the contrary above, Buyer will not assume any liabilities or obligations of the Seller if the existence of such liabilities or obligations either are, or give rise to or result from, facts or circumstances that constitute a misrepresentation or breach of the representations and warranties in this Agreement. The Assumed Obligations are the only liabilities and obligations of the Seller that Buyer will assume in connection with the Contemplated Transactions.

        1.2     PURCHASE PRICE

        The purchase price (the “Purchase Price”) for the Assets will be paid in the form of Five Million (5,000,000) shares (the “Purchase Shares”) of Common Stock of Buyer, $0.0001 par value per share  as set forth in the following schedule, which Purchase Shares shall be due and delivered to Seller at the Closing:

                  (a)   Three million (3,000,000) of the Purchase Shares to Seller; and

                  (b)   Two million (2,000,000) of the Purchase Shares pro rata to the Bond Holders as per Schedule 1.1(b).

2.     REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller represents and warrants to Buyer as follows:

        2.1     ORGANIZATION AND GOOD STANDING

        The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Alberta, with full power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the Contracts.

        2.2     AUTHORITY; NO CONFLICT

                  (a)   This Agreement and Seller’s Closing Documents constitute the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller’s Closing Documents and to perform its obligations under this Agreement and Seller’s Closing Documents. Each person signing this Agreement and Seller’s Closing Documents on behalf of Seller has all requisite legal authority to execute and deliver this Agreement and Seller’s Closing Documents.

                  (b)   Neither the execution and delivery of this Agreement or Seller’s Closing Documents, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

                         (i)      contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (A) any provision of the organizational documents of the Seller, (B) any resolution adopted by the board of directors (or any Person or group of Persons exercising similar authority), (C) any Legal Requirement or any Order to which the Seller may be subject, or give any Governmental Body or other Person the right (with or without notice or lapse of time) to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any such Legal Requirement or Order; (D) any of the terms or requirements of, or give any Governmental Body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to the Seller’s business or any of the Assets, or (E) any provision of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, including the release of any asset or property of the Seller held in escrow, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

                         (ii)     cause Buyer or the Seller to become subject to, or to become liable for the payment of, any tax or cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental body;

                         (iii)    result in (with or without notice or lapse of time) the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

                         (iv)    require any notice to or Consent from any Person, except as set forth on Schedule 2.2 hereto.

        2.3     TITLE TO PROPERTIES; ENCUMBRANCES

        The Seller has good, sole and marketable right, title and interest to the Assets, free and clear of any Encumbrances. The Seller has the right to convey, and upon the consummation of the transactions contemplated by this Agreement, the Seller will have conveyed and Buyer will be vested with, good and marketable title and interest in and to the Assets, free and clear of all Encumbrances. The Seller has not infringed, and is not infringing, on any copyright, patent, intellectual property right, or Trade Secret of another person. Schedule 2.3 hereto lists all employees and agents of the Seller who participated, in the development of any software, method or idea of or material to the business of the Seller which may be protected or restricted by any copyright, patent or similar law (collectively, the “Applications”) or any portion thereof or performed any work related to any Applications (such persons are collectively referred to as the “Application Developers”). Each Application Developer made his contribution to the Applications (a) within the scope of engagement with the Seller, as a “work made for hire,” and was directed by the Seller to work on the Applications or (b) pursuant to a consulting or other arrangement with the Seller and has assigned all his right, title and interest to the Applications to the Seller. The Applications and every portion thereof are an original creation of the Seller but may contain source code or portions of source code (including any “canned program”) created by parties other than the Application Developers which are legal for use by Seller and can be legally transferred to Buyer. No government funding or university or college facilities were used in the development of any Applications, and, except for Applications developed pursuant to an Applicable Contract, the Applications were not developed pursuant to a Contract with any person or entity. There are no restrictions on the ability of the Seller (or any successor or assignee of the Seller) to use or otherwise exploit any Applications, and such use or exploitation does not and will not obligate the Seller (or any successor or assign of the Seller, including Buyer) to pay any royalty, fee, or other compensation to any person or entity. Schedule 2.3 hereto contains a complete list of all third party software which is a component of or incorporated in or specifically required to develop or support any of the Seller’s products (“Embedded Products”), and a list of any restrictions on the Seller’s unrestricted right to use, incorporate or distribute the Embedded Products. The Seller is not in violation of any license, sublicense or agreement with respect to an Embedded Product. Neither the Seller nor any Representative has received any notice from any Person that is contrary to any of the foregoing representations.

        2.4     LEGAL PROCEEDINGS; ORDERS

        Except as set forth on Schedule 2.4 hereto, there is no claim, counter-claim, action, suit, order, proceeding or investigation pending or, to the best knowledge of the Seller formed after due investigation, threatened against or involving the Seller (or pending or threatened against any of the officers, directors or key employees of the Seller), its business or the Assets, or relating to the transactions contemplated hereby, before any court, agency or other governmental body; nor is there any reasonable basis for any such claim, action, suit, proceeding or governmental investigation. The Seller is not subject to or affected by any Order. The Seller has not received any opinion or memorandum or legal advice from legal counsel retained by them to the effect that Seller or any of its employees or agents, from a legal standpoint, to any liability which may be material to the Seller’s business or the Assets. The Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.

        2.5     INTENTIONALLY OMITTED

        2.6     INTELLECTUAL PROPERTY

                  (a)   Schedule 2.6(a) hereto contains a true and complete list of all copyrights, trademarks, service marks, trade names, patents, patent applications, business names, domain names and other similar intangible property rights and interests (hereinafter sometimes individually and collectively referred to as the “Intellectual Property Rights”) applied for, issued to or owned by the Seller and which comprise or relate to the Assets, under which the Seller is licensed or franchised, or used in the conduct of the Seller’s business as it relates to the Assets, all of which are valid and in good standing and uncontested, except as disclosed on Schedule 2.6(a) hereto. The Seller has delivered to Buyer copies of all documents establishing the Intellectual Property Rights. Except as disclosed on Schedule 2.6(a) hereto, the Seller is not infringing upon or otherwise acting adversely to any Intellectual Property Right owned by any person or persons, and there is no such claim or action pending, or to the best knowledge of the Seller formed after due investigation, threatened with respect thereto. The Seller has no knowledge that any Person is infringing on any Intellectual Property Right of the Seller.

                  (b)   The Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Trade Secrets, and any other persons who have knowledge of or access to information relating to the Trade Secrets have been put on notice and, if appropriate, have entered into agreements that the Trade Secrets are proprietary to the Seller and are not to be divulged or misused. All of the Trade Secrets are presently valid and protectable, are not part of the public domain, and have not been used, divulged, or appropriated for the benefit of any persons other than the Seller or to the detriment of the Seller. The Seller has no knowledge that any Person is infringing on any Trade Secret of the Seller.

                  (c)   Schedule 2.6(c) hereto contains a complete and accurate list of all software developed by the Seller for itself or for third parties (the “Software”) which comprises or relates to the Assets. Except for Software developed pursuant to Applicable Contracts, the Seller is in actual and sole possession of the complete source code of the Software and all Design Documentation. Except as set forth in Schedule 2.6(c) hereto there are no defects in any Software, and there are no errors in any Design Documentation, which defects or errors would in any material respect affect the use of any Software or the functioning of any Software in accordance with the specifications for the Software published by the Seller or its customers, the Software has all the features described in the Design Documentation for that Software and materials made available to the Seller’s customers, and the Software does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of functions. The Seller has delivered to Buyer complete and accurate records of the Seller with respect to Software fixes (including fixes currently in progress), problem lists, maintenance of the Software, and customer complaints, and all warranty claims (including any pending claims) related to the Software are described in Schedule 2.6(c) hereto. Except as set forth in Schedule 2.6(c) hereto, the Seller has made no representations and warranties with respect to the Software.

        2.7     DISCLOSURE

                  (a)   No representation or warranty of the Seller in this Agreement or Seller’s Closing Documents omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b)   No notice given pursuant to Section 4.2 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  (c)   In the event of any inconsistency between the statements in the body of this Agreement and those in any Schedule hereto or any of Seller’s Closing Documents (other than an exception expressly set forth as such in a particular Schedule or Seller Closing Document with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        2.8     BROKERS OR FINDERS

        Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any transaction contemplated hereby.

        2.9     OWNERS; SECURITY INTERESTS.

        There are no outstanding warrants, options, commitments or rights of any kind to acquire from the Seller any equity or other security interest in the Seller of any kind that would affect the Assets.

        2.10   INTENTIONALLY OMITTED.

        2.11   OPERATIONS SINCE August 15, 2012

                  (a)   Since August 15, 2012, there has been (i) no material adverse change in the Assets (individually or in aggregate), or the operations of the Seller related thereto, no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future other than Buyer’s purchase and use of the Assets and conditions attributable to the overall economy and software business in general and (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking, adversely affecting, in any material respect, the Assets or the operations of the Seller related thereto.

                  (b)   Since August 15, 2012, the Seller has conducted its business as it relates to the Assets in the ordinary course consistent with existing operating procedures and practices. Without limiting the generality of the foregoing, since August 15, 2012, except as set forth on Schedule 2.11(b), the Seller has not:

                         (i)      sold, leased, transferred or otherwise disposed of (except in the Ordinary Course of Business), or mortgaged or pledged, or imposed or suffered to be imposed by lien, charge or encumbrance on, any of the Assets;

                         (ii)     canceled any debts owed to, or claims held by the Seller as relates to the Assets (including the settlement of any claims or litigation) other than in the Ordinary Course of Business consistent with past practice;

                         (iii)    canceled or terminated any material contact, relationship, lease or agreement or entered into and become bound by any material contract, relationship, lease or agreement as relates to the Assets;

                         (iv)    delayed payment of any account payable or other liability related to the Assets beyond its due date or the date when such liability would have been paid in the Ordinary Course of Business consistent with the past practice;

                         (v)     entered into, amended, waived or declared (or received a declaration of) default under any Applicable Contract;

                         (vi)    made any distribution or other payment to any equity owner of any Asset; or

                         (vii)   made any agreements, written or oral, to perform any of the above, other than this Agreement.

        2.12   NO UNDISCLOSED LIABILITIES

        The Seller is not subject to any liability, commitment or obligation (including unasserted claims whether known or unknown), whether absolute, contingent, accrued or otherwise, which relates to the Assets.

        2.13   TAXES

        The Seller has and will timely file all required federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns, declarations and reports which are required to be filed on or before the date hereof and the Closing, and has paid or reserved for all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable. All monies required to be withheld by the Seller from employees for income taxes, social security, workmen’s’ compensation, unemployment insurance and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purposes, or accrued, reserved against and entered upon the books of the Seller. The returns, declarations and reports referred to in the previous sentences of this Section 2.13 are or will be true and correct and reflect or will reflect accurately all taxable income or tax liabilities for the periods covered thereby. The Seller has not received a notice that any examination of or proceeding with respect to any tax return or report has been Scheduled or conducted. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of the Seller.

3.     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Seller as follows:

        3.1     ORGANIZATION AND GOOD STANDING

        Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, its state of incorporation.

        3.2     AUTHORITY; NO CONFLICT

                  (a)   This Agreement and Buyer’s Closing Documents constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents.

                  (b)   Neither the execution and delivery of this Agreement and Buyer’s Closing Documents by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s charter documents or bylaws; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Buyer or the consummation or performance of any of the Contemplated Transactions by Buyer.

        3.3     CERTAIN PROCEEDINGS

        There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s knowledge, no such Proceeding has been threatened (orally or in writing).

        3.6     BROKERS OR FINDERS

        Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any transaction contemplated hereby.

4.     COVENANTS OF THE SELLER

        4.1     PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES

        The Seller shall not take any action which would render any representation, warranty or covenant contained in Section 2 of this Agreement inaccurate as of the Closing Date. Not in limitation of the foregoing, between the date of execution of this Agreement and the Closing Date, Seller shall not, without the prior written approval of Buyer: (a) enter into any Contract that would affect the Assets, including but not limited to issuing any release or dissolve any non-competition or disclosure agreement related to the Seller or the Assets, (b) materially change prices, billing practices or rates related to the Assets, (c) change salaries, bonuses or compensation structure of any employee, (d) issue any option, commitment or right of any kind to acquire from the Seller any security interest or other interest in the Seller of any kind that might affect or encumber any of the Assets, (e) merge, liquidate, consolidate, reorganize or change the organic structure of the Seller in such a manner that might affect or encumber any of the Assets, (f) make any distribution or enter into any transaction that might affect or encumber any of the Assets, or (g) make any commitment or agreement with respect to the any of foregoing.

        4.2     NOTIFICATION

        Between the date of this Agreement and the Closing Date, the Seller will promptly notify Buyer in writing if the Seller becomes aware of any fact or condition that causes or constitutes a misrepresentation or breach of any of the Seller’s representations and warranties as of the date of this Agreement, or if the Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a misrepresentation or breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Seller will promptly notify Buyer of the occurrence of any breach of any covenant of the Seller in this Section 4 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

        4.3     BEST EFFORTS

        Between the date of this Agreement and the Closing Date, the Seller will use its best efforts to cause the conditions in Section 6 to be satisfied.

        4.4     ACCESS AND INVESTIGATION

        During the period from the date of this Agreement to the Closing Date, the Seller will (i) afford Buyer and its Representatives full and free access to the Seller’s personnel, properties, contracts, books and records, and other documents and data which constitute or relate to the Assets, (ii) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request which constitute or relate to the Assets, and (iii) furnish Buyer and its Representatives with such additional financial, operating, and other data and information which constitute or relate to the Assets as Buyer may reasonably request.

        4.5     ASSIGNMENT OF CONSULTING SERVICES

        To facilitate the orderly transfer of the Assets, concurrent with the execution of this Agreement, Russell Krywolt will enter into a Consulting Services Agreement with Buyer providing services to Buyer to facilitate the orderly transfer of assets and unencumbered use thereof.

        4.6     NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

                  (a)   Noncompetition. For a period of two (2) years after the Closing Date, Seller shall not, anywhere in North America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the online contesting business, provided, however, that Seller may purchase or otherwise acquire up to (but not more than) 4.99% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

                  (b)   Nonsolicitation. For a period of two (2) years after the Closing Date, Seller shall not, directly or indirectly:

                         (i)      solicit the business of any Person who is a customer of Buyer;

                         (ii)     cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

                         (iii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

                         (iv)    hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

                  (c)   Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer's shareholders, directors, officers, employees or agents.

                  (d)  Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 4.6(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 4.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 4.6 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

5.     COVENANTS OF BUYER

        5.1     PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES

        The Buyer shall refrain from taking any action which would render any representation, warranty or covenant contained in Section 3 of this Agreement inaccurate as of the Closing Date

        5.2     NOTIFICATION

        Between the date of this Agreement and the Closing Date, the Buyer will promptly notify the Seller in writing if the Buyer becomes aware of any fact or condition that causes or constitutes a misrepresentation or breach of any of the Buyer’s representations and warranties as of the date of this Agreement, or if the Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a misrepresentation or breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

        5.3     BEST EFFORTS

        Between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Section 7 to be satisfied.

6.     CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

        Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        6.1     ACCURACY OF REPRESENTATIONS

        Each of the Seller’s representations and warranties in this Agreement and Seller’s Closing Documents must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

        6.2     THE SELLER’S PERFORMANCE

                  (a)   Each of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement and Seller’s Closing Documents at or prior to the Closing must have been duly performed and complied with in all material respects.

                  (b)   The Seller must have delivered to Buyer Seller’s Closing Documents and each of the documents and items required to be delivered by the Seller pursuant to Section 9.2, and each of the other covenants and obligations in Section 4.1 and Section 4.3 must have been performed and complied with in all respects.

        6.3     CONSENTS

        Each of the Consents identified in Schedule 2.2 hereto must have been obtained and must be in full force and effect.

        6.4     NO PROCEEDINGS

        Since the date of this Agreement, there must not have been commenced or threatened (orally or in writing) against Buyer, or against any Related Person of Buyer, any material Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

        6.5     NO CLAIM REGARDING ASSETS OR SALE PROCEEDS

        There must not have been made or threatened (orally or in writing) by any Person any claim asserting that such Person (a) has the right to acquire or obtain any interest in the Assets, or (b) is entitled to all or any portion of the Purchase Price payable for the Assets.

        6.6     NO PROHIBITION

        Neither the consummation nor the performance of any of the Contemplated Transactions by the Seller will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

        6.7     DUE DILIGENCE

        Buyer has satisfactorily completed its “due diligence” investigation relating to the Assets.

7.     CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

        The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

        7.1     ACCURACY OF REPRESENTATIONS

        Each of Buyer’s representations and warranties in this Agreement and Buyer’s Closing Documents must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

        7.2     BUYER’S PERFORMANCE

                  (a)   Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement and Buyer’s Closing Documents at or prior to the Closing must have been performed and complied with in all material respects.

                  (b)   Buyer must have delivered to the Seller each of the documents and payments required to be delivered by Buyer pursuant to Section 9.2.

        7.3     NO PROCEEDINGS

        Since the date of this Agreement, there must not have been commenced or threatened (orally or in writing) against the Seller, or against any Related Person of Seller, any material Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

        7.4     NO PROHIBITION

        Neither the consummation nor the performance of any of the Contemplated Transactions by the Seller will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Seller or any Related Person of Seller to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Govern mental Body.

8.     TERMINATION

        8.1     TERMINATION EVENTS

        This Agreement may, by written notice given prior to or at the Closing, be terminated:

                  (a)   by either Buyer or the Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

                  (b)  either

                         (i)      by Buyer if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

                         (ii)     by the Seller, if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition on or before the Closing Date; or

                  (c)   by mutual consent of Buyer and the Seller.

        8.2     EFFECT OF TERMINATION

        Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1, 13.5 and 13.9 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

9.     CLOSING

        9.1     CLOSING DATE

        The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer at 10:00 a.m. (local time) on or before October 31, 2012 (the “Closing Date”), or at such other time and place as the parties may agree. Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the Closing Date will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

        9.2     CLOSING DELIVERIES

        At the Closing:

                  (a)   The Seller will deliver to Buyer:

                         (i)      such bills of sale, assignments, and other good and sufficient instruments of conveyance as are necessary to vest Buyer with good title to the Assets;

                         (ii)     all Design Documentation, any lists of prospective customers, and any problem lists;

                         (iii)    all copies of the source code for the Software and all copies of the Software in machine-readable form that are in the possession of the Seller;

                         (iv)    all of the Seller’s business Records related to the Assets (to the extent not previously delivered to Buyer);

                         (v)     a certificate executed by the Chief Executive Officer of the Seller to the effect that (A) each of the Seller’s representations and warranties in this Agreement and Seller’s Closing Documents was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to any Schedule hereto that were delivered by the Seller to Buyer prior to the Closing Date in accordance with Section 4.2), and (B) the Seller has performed and complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing;

                         (vi)    a copy of resolutions of the Seller’s board of directors, executed after review by them of the information described in Section 11, as authorizing and approving the Seller’s execution and delivery of this Agreement and consummation of the Contemplated Transactions; and

                         (vii)   such other documents, instruments, certificates and opinions as Buyer may reasonably request for the purpose of consummating the Contemplated Transactions.

                         (viii) debt conversion agreements signed by the Bond Holders identified in Schedule 1.1(b) to convert their debt into 2,000,000 Purchase Shares.

                  (b)   Buyer will deliver to the Seller:

                         (viii) share certificates representing the Purchase Shares.

10.   INDEMNIFICATION; REMEDIES

        10.1   SURVIVAL

        All representations and warranties in this Agreement, the Buyer’s Closing Documents, the Seller’s Closing Documents and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by Buyer or its agents. Notwithstanding the foregoing, (a) all representations and warranties shall continue in effect if a claim for breach thereof has been made prior to the expiration of the applicable survival period and shall survive until such claim is resolved and (b) any representation or warranty of which either the Seller or any Representative had knowledge of a misrepresentation or breach at any time prior to the date on which such representation or warranty is made shall survive indefinitely.

        10.2   INDEMNIFICATION AND REIMBURSEMENT BY THE SELLER

        The Seller will indemnify and hold harmless Buyer and its employees, officers, directors, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, but excluding consequential or punitive damages, whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:

                  (a)   any material misrepresentation or breach of any representation or warranty made by the Seller in or pursuant to this Agreement, the Seller’s Closing Documents, or any other certificate or document delivered by the Seller pursuant to this Agreement;

                  (b)   any non-compliance with or breach by the Seller of any covenant or obligation of the Seller in this Agreement;

                  (c)   (i) the operation of the Seller’s business (including the development, manufacture, sale, shipment, license or use of the Software or other product of, or services provided by, the Seller) prior to the Closing Date, or (ii) any liabilities or obligations of the Seller other than the Assumed Obligations; or

                  (d)  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

        10.3   INDEMNIFICATION AND REIMBURSEMENT BY BUYER

        Buyer shall indemnify and hold harmless the Seller, and will reimburse the Seller, for any Damages arising from or in connection with:

                  (a)   any claim by any Person arising from the Buyer’s ownership or utilization of the Assets after the Closing Date (except to the extent such claim relates to a matter for which Buyer is entitled to indemnification pursuant to Section 10.2); or

                  (b)   any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

        10.4   RIGHT OF SETOFF

        Upon notice to the Seller specifying in reasonable detail the damages which are the basis for any such set-off, Buyer may set off an amount equal to the known or reasonably anticipated Damages to which it may be entitled under this Section 10 against amounts otherwise payable under Section 1.2. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

        10.5   PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

                  (a)   Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of a claim against it (a “Claim”), the indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.

                  (b)   If any Claim referred to in Section 10.5(a) is made against an indemnified party and it gives notice to the indemnifying party of the Claim, the indemnifying party will, unless the Claim involves tax liabilities, be entitled to participate in the defense of the Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to the Claim and the indemnified party determines in good faith that joint representation would result in a conflict of interest, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend the Claim and provide indemnification with respect to the Claim), to assume the defense of the Claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of the Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of the Claim in each case subsequently incurred by the indemnified party in connection with the defense of the Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Claim, (a) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (b) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of a Claim and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of the Claim, the indemnifying party will be bound by any determination with respect to the Claim or any compromise or settlement effected by the indemnified party.

                  (c)   Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle the Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d)  The Seller and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Claim is brought against any indemnified person for purposes of any claim that an indemnified party may have under this Agreement with respect to such Claim or the matters alleged therein, and agree that process may be served on the Seller and Buyer with respect to such a claim anywhere in the world.

        10.6   PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

        A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.   SECURITIES LAW MATTERS

        The Seller and Buyer agree as follows with respect to the purchase and the sale or other disposition of the Purchase Shares by the Seller after the Closing:

        11.1   ACQUISITION AND DISPOSITION OF PURCHASE SHARES

        The Seller represents and warrants that the Seller:

                  (a)   was provided the opportunity to ask questions of and receive answers from Buyer, or its representative, concerning the operations, business and financial condition of Buyer, and all such questions have been answered to his full satisfaction and any information necessary to verify such responses has been made available to Seller;

                  (b)   has received such documents, materials and information as he deems necessary or appropriate for evaluation of Purchase Shares, and further confirms that Seller has carefully read and understands these materials and has made such further investigation as was deemed appropriate to obtain additional information to verify the accuracy of such materials;

                  (c) confirms that Purchase Shares were not offered to Seller by any means of general solicitation or general advertising;

                  (d) and its managing representatives have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Purchase Shares;

                  (e) is acquiring the Purchase Shares for its own account, for investment purposes only, and not with a view towards the sale or other distribution thereof, in whole or in part, and understands and agrees that the Purchase Shares will be “restricted securities” subject to the restrictions on resale set forth in Rule 502(d) of Regulation D as promulgated by the U.S. Securities and Exchange Commission and, as such, may not be resold without registration under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.

12.   DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified:

        “Applicable Contract”—any Contract which relates directly or indirectly to the Assets or to services rendered to or by or to be rendered to or by the Seller.

        “Buyer’s Closing Documents”—the documents to be delivered by Buyer to the Seller pursuant to Section 9.2(b).

        “Closing Date”—the date and time as of which the Closing actually takes place.

        “Seller’s Closing Documents”—the documents to be delivered by the Seller to Buyer pursuant to Section 9.2(a).

        “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        “Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

                         (i)      the sale of the Assets by the Seller to Buyer;

                         (ii)     the execution, delivery, and performance of the Seller’s Closing Documents and Buyer’s Closing Documents; and

                         (iii)    the performance by Buyer and the Seller of their respective covenants and obligations under this Agreement and the Parties’ respective Closing Documents as applicable.

        “Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding and (a) under which the Seller has or may acquire any rights, (b) under which the Seller has or may become subject to any obligation or liability, or (c) by which the Seller or any of the Assets is or may become bound.

        “Design Documentation”—all documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow-charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Software.

        “Encumbrance”—any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal, condition, or other restriction or adverse claim of rights of any kind, including any restriction on use, transfer, voting (in the case of a security), receipt of income, or exercise of any other attribute of ownership.

        “Governmental Authorization” any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        “Governmental Body”—any:

                         (i)      nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                         (ii)     federal, state, local, municipal, foreign, or other government;

                         (iii)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);

                         (iv)    multi-national organization or body; or

                         (v)     body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        “Legal Requirement”—any federal, state, local, municipal, foreign, or other constitution, ordinance, regulation, statute, treaty, or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, or permit by or with any Governmental Body to which the Seller is a party or by which the Seller is bound.

        “Order”—any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

                         (i)      such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                         (ii)     such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                         (iii)    such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

        “Person” any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability Seller, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

        “Proceeding”—any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        “Record”--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        “Related Person”—with respect to a particular individual:

                         (i)      each other member of such individual’s Family; and

                         (ii)     any Person that is directly or indirectly controlled by any one or more members of such individual’s Family.

With respect to a specified Person other than an individual:

                         (i)      any Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and

                         (ii)     each Person that serves as a director, executive officer, general partner, executor, agent, employee or trustee of such specified Person (or in a similar capacity);

For purposes of this definition, the “Family” of an individual includes (i) such individual, (ii) the individual’s spouse and former spouses, (iii) any lineal ancestor descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities, (y) through common directors, trustees or officers, or (z) by contract or otherwise.

        “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        “Trade Secrets”—all licenses, processes, algorithms, formulae, designs, methods, trade secrets, inventions, proprietary or technical information, Design Documentation and data covering or embodied in any software or other assets owned by the Seller or used in the conduct of its business.

13.   GENERAL PROVISIONS

        13.1   EXPENSES

        The Seller and Buyer will each bear their own expenses incurred in connection with the Contemplated Transactions. The Seller will pay any legal, accounting, or other expenses incurred by the Seller in connection with the Contemplated Transactions.

        13.2   NOTICES

        All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by facsimile transmission, provided that a copy is mailed by U.S. certified mail, return receipt requested; or (c) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

To the Seller: Raptify Marketing Systems Inc. Attn: Russ Krywolt 735 - 525 Seymour Street Vancouver, BC, Canada, V6B 3H7 430-644-9807	To the Buyer: Level 20 Inc. Attn: Rob Danard 228 Hamilton Avenue Palo Alto, CA, 94301 403-614-4441
With a copy to: General Counsel	With a copy to: Scott Doney 3273 E. Warm Springs Road Las Vegas, NV 89120 (702) 312-6255 (702) 944-7100 (fax)

        13.3   FURTHER ASSURANCES

        The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Contemplated Transactions.

        13.4   WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

        13.5   ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        13.6   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

        Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer; provided, no such assignment shall relieve Buyer of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

        13.7   SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        13.8   SECTION HEADINGS, CONSTRUCTION

        The headings of Sections in this Agreement are provided for convenience only and will not affect their construction or interpretation. All references to “Sections” refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “include” or “including” does not limit the preceding words or terms. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

        13.9   CONFIDENTIALITY OF AGREEMENT

        The Seller will keep the terms of this Agreement and the other agreements contemplated by this Agreement confidential and will not, without the prior consent of Buyer, disclose such terms to any person or entity other than their accountant’s and attorneys who agree to be bound by this confidentiality provision, provided that this confidentiality obligation will terminate with respect to any information that becomes generally available to the public through no fault of the Seller or their accountants or attorneys or where required by law.

        13.10 GOVERNING LAW

        This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts of laws principles.

        13.11 COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

“Seller” Raptify Marketing Systems Inc. _____________________________ By: Russell Krywolt Its: Chief Executive Officer	“Buyer” Level20 Inc _____________________________ By: Robert Danard Its: President

Schedule 1.1(a)

Assets

Amt.	Item Description
3	HP Laptops (HP320CA)
1	Samsung CLP-310 color laser printer
1	Dlink Network bridge
26	Dell Poweredge 1850 1U Rack mount server - Dual 2.8GHz Xeon, 4GB mem, 2x73GB 10k SCSI (client stack systems) w/ DRAC (note: not all may be currently functioning)
14	Generic P4 rack mount servers - P4/Pentium D, 1GB mem, no HDD, dual GB nic (used for firewall/VPN) (note: not all may be currently functioning)
2	Poweredge 2650 2U rackmount servers (note: not all may be currently functioning)
3	Dlink 1GB switch for client stack
1	APC 2kVA rack mount UPS (used w/ new batteries)
1	HP 72u server rack - mesh doors, rear butterfly doors
1	Office server - Core i7 860, 8GB memory, dual 1TB Raid 1 HDD (virtualized, hosts Windows 2003 server for office files, Linux for offsite near line backup of client data)
All IP, software and data records
Misc	As per computer systems hardware/software accounting receipts

Schedule 1.1(b)

Assumed Obligations

Raptify Marketing Systems Ltd. – Bond Holders

Bond Holders	Investment	Level20 Shares to be issued
1447162 Alberta Ltd. (E. Jean Parsons)	$250,000	1,000,000
Lana Blain	$25,000	100,000
Tamara MacDonald	$25,000	100,000
Wendy Phillips	$25,000	100,000
Kirstie Egan	$25,000	100,000
1319627 Alberta Ltd. (Ken Elder)	$50,000	200,000
Tradefinder Inc. (Michael Gouveia)	$100,000	400,000

Schedule 2.2

Consents

Class A Shares

100 - 1439701 Alberta Ltd. (Russell Krywolt)

Total: 100

Schedule 2.3

Employees Participating in Asset Development

Russell Krywolt - Founder

Edward Liposcak - Operations

Duncan Armitage - Development (contracted through Photaris Technology Solutions Inc.)

Bill Cowan - Development (contracted through Photaris Technology Solutions Inc.)

*Photaris Technology Solutions Inc. is a Canadian company wholly owned by Russell Krywolt

*Russ to assign or transfer non-circumvent non-disclosure agreements as per his employee / contractor agreements.

*Russ to assign or transfer all other existing non-circumvent non-disclosure agreements obtained through the normal course of business through third party dealings.

Third Party Software Necessary for Assets

As per the agreement seller will assign and or transfer all third party software necessary to the assets; included but not limited to such software necessary to operate the server and hosting environment and any other software necessary to maintain the integrity and utilization of the assets.

Legal Proceedings; Orders

None

Schedule 2.5

INTENTIONALLY OMITTED

Schedule 2.6(a)

Intellectual Property

All Intellectual Property Rights of Seller related to the Assets, including but not limited to the following:
Websites, Domains Names and Email Addresses -. Login, IDs, Passwords and Account Control;
Corporate Material as related to the Transaction;
System and Technology Development;
Operational Systems and Code;
Digital Backups and Tapes;
Source Code;
Technical, infrastructure and Design Documentation and logging files;
Copyright and Trademarks;
All contestant and user data records
All Patents and Assignments;
Software Licenses;
Trade Secrets; and
all Records related to any of the foregoing

Documentation and supporting materials provided in digital copy.

Digital copy includes but not limited to the following:

1- Godaddy Inc. Domain Receipt#: 324120034, Customer #: 4206842

2-CA Patent Filing Notice 20100602.pdf
3- Canadian Patent Docs
           01-Can Pat Cover.pdf
           02-Can Pat App.pdf
           03-Can Pat Figures.pdf
           04-Can Pat Filing.pdf

4-Canadian Patent Docs.zip
5-Diagrams
           RapitfyPt0.pdf
           RapitfyPt1.pdf
           RaptifyPt2.pdf
           RaptifyPt3.pdf

6-PCT Filing Notice.pdf

7-US Patent Docs
           00-US Pat App Trans.pdf
           01-US Pat Fee Trans.pdf
           02-US Pat Declaration.pdf
           03-US Pat App.pdf
           04-US Pat Figures.pdf
           ]05-US Pat Power of Attorney.pdf
           06-US Pat Data.pdf
           07-US Pat Filing.pdf
8- US Patent Docs.zip
9- US Patent Filing Receipt 20100615.pdf

Schedule 2.6(c)

the “Software”

The Seller’s software utilizes patent pending technologies and methodologies to create direct, targeted, effective and inexpensive marketing campaigns for its clients.

Using this incentive-based marketing solution, combined with directed interest promotions and its tiered exponential reward structure it results in a successful and widespread unique viral marketing campaign with measurable impact.

“This incentive marketing systems tap into the power of shared interests and personal relationships between individuals in a target market to initiate a chain reaction where your brand, message, or sales offering is passed from one person to another in rapid succession. The unique incentive structure builds a momentum for our clients' message, ensuring that those who respond to the campaign tell their friends, family, and associates, who in turn tell their friends, family, and associates, and so on.”

the “Patent”

System and Method for Social Network Marketing

Field of the Invention/Patent

Embodiments of the present invention relate to social network marketing system, in which information about a product or service is disseminated to a plurality of users who are encouraged to provide their contact information to the marketer in exchange for the possibility of obtaining a reward from the marketer. The system utilizes relationships among the users to encourage them to provide their information to the marketer, in a multi-level, exponential, potential reward structure.

Patent Filing and Documentation provided in digital copy

Schedule 2.11(b)

Seller’s Operation Statement

None